CUSIP NO. 780008108	13D	PAGE 10 OF 13 PAGES

Exhibit (2) of Schedule 13D

EXECUTIVE OFFICERS AND DIRECTORS OF UNIVERSAL MUSIC GROUP, INC.

The following description sets forth (i) the name and title of each executive officer and director of Universal Music Group, Inc., and (ii) each such individual’s business address and present principal occupation. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 2220 Colorado Avenue, Santa Monica, California 90404.

Name	Present Principal Occupation or Employment

Doug P. Morris 1755 Broadway, 6th Floor New York, NY 10019	Director; Chairman and Chief Executive Officer.

Marinus N. Henny 1755 Broadway, 4th Floor New York, NY 10019	Director; Vice Chairman.

Zachary I. Horowitz	Director; President and Chief Operating Officer.

Norman Epstein	Executive Vice President.

Lawrence Kenswil	Executive Vice President. President, Universal Music Group eLabs.

Michael Ostroff	Executive Vice President.

Karen Randall 100 Universal City Plaza Universal City, CA 91608	Executive Vice President. Executive Vice President and General Counsel of Universal Studios, Inc.

Charles C. Ciongoli	Executive Vice President and Chief Financial Officer.